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EXHIBIT 12.2

SCHEDULE II

GUCCI GROUP N.V. VALUATION & QUALIFYING ACCOUNTS (In thousands of Euro)	Balance Beginning of year	Charged To costs and Expenses	Charged to other accounts	Acquisitions	Deductions	Balance end of year
2000 *
Allowance for trade accounts receivables	26,367	4,559	860	930	(10,804)	21,912
Allowance for excess, obsolete and marked-down inventory	61,401	64,886	192	923	(57,489)	69,913
Valuation allowance for deferred tax assets	50,760	3,891	3,064	—	(31,278)	26,437
2001 *
Allowance for trade accounts receivables	21,912	10,227	1,023	63	(6,439)	26,786
Allowance for excess, obsolete and marked-down inventory	69,913	75,393	3,129	16,214	(49,335)	115,314
Valuation allowance for deferred tax assets	26,437	4,350	2,147	6,843	(6,775)	33,002
2002
Allowance for trade accounts receivables	26,786	8,133	(1,214)	—	(5,418)	28,287
Allowance for excess, obsolete and marked-down inventory	115,314	79,160	(4,180)	—	(65,673)	124,621
Valuation allowance for deferred tax assets	33,002	16,414	(2,803)	—	—	46,613

* Note:	2000 and 2001 accounts translated from Euro into US Dollar at the following rates:
2000:
Balance beginning of year: translated at spot rate on January 31, 2000: EUR 1—US$ 0.9791
Balance end of year: translated at spot rate on January 31, 2001: EUR 1—US$ 0.9293
Year average rate: EUR 1—US$ 0.9176
2001:
Balance beginning of year: translated at spot rate on January 31, 2001: EUR 1—US$ 0.9293
Balance end of year: translated at spot rate on January 31, 2002: EUR 1—US$ 0.8637
Income Statement Year average rate: EUR 1—US$ 0.8908

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  EXHIBIT 12.2